EXHIBIT 99.1

Borders Group, Inc. 100 Phoenix Drive Ann Arbor Michigan 48108-2202 t: 734 477 1100	Gregory P. Josefowicz Chairman, President and Chief Executive Officer

BORDERS GROUP

November 2, 2005

Craig Sturken
Chairman, President and
Chief Executive Officer
Spartan Stores, Inc.
P.O. Box 8700
Grand Rapids, MI 49518-8700

Dear Craig:

Earlier this year, I announced my intention to resign from the Board of Directors of Spartan Stores, Inc. no sooner than the date of its annual shareholder meeting on August 10, 2005.

I have remained on the Board through the annual meeting of shareholders as the company continued its review of strategic alternatives. Now that the company has completed its review, it is appropriate to proceed as intended and I will resign as of November 7, 2005.

I reiterate my appreciation for the opportunity to serve as a member of this Board for the last four years. I continue to support the efforts of you, your management team and the entire Board, and remain impressed by your efforts.

Continued success to you and the organization.

Very truly yours,

/s/ Gregory P. Josefowicz

Gregory P. Josefowicz
Chairman, President and
Chief Executive Officer

Borders, Inc. and Walden Book Company, Inc. are subsidiaries of Borders Group, Inc.